EXHIBIT 99.1

News Release

April 30, 2014

Ashland Inc. reports preliminary financial results for second quarter of fiscal 2014
•	Earnings from continuing operations total ($0.78) per diluted share
•	Adjusted earnings from continuing operations total $1.53 per diluted share, which excludes $0.21 per diluted share from discontinued operations, where Ashland Water Technologies is now classified
•	Company reports good progress on global restructuring

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the quarter ended March 31, 2014, the second quarter of its 2014 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended March 31
	2014	2013
Operating income (loss)	$(64)	$184
Key items*	247	12
Adjusted operating income*	$183	$196

Adjusted EBITDA*	$272	$290

Diluted earnings per share (EPS)
From net income (loss)	$(0.57)	$0.66

From continuing operations	$(0.78)	$0.61
Key items*	2.31	0.92
Adjusted EPS from continuing operations*	$1.53	$1.53

Cash flows provided by operating activities from continuing operations	$175	$126
Free cash flow*	124	124

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported a loss from continuing operations of $61 million, or $0.78 per diluted share, on sales of $1.5 billion. These results included five key items that together reduced income from continuing operations by approximately $181 million, net of tax, or $2.31 per diluted share. Among the key items were two charges related to Ashland’s global restructuring: a $70 million after-tax, non-cash charge related to pension plan remeasurements, and a $61 million after-tax charge related to cost restructuring efforts. During the quarter Ashland also incurred a $29 million after-tax, non-cash impairment charge related to the recently announced divestiture of the ASK Chemicals joint venture. Excluding the five key items, Ashland’s adjusted income from continuing operations was $120 million, or $1.53 per diluted share.

For the year-ago quarter, Ashland reported income from continuing operations of $48 million, or $0.61 per diluted share, on sales of $1.5 billion. The year-ago results included five key items that together reduced income from continuing operations by approximately $74 million, net of tax, or $0.92 per diluted share. The two largest key items were related to debt refinancing. Excluding all key items, Ashland’s adjusted income from continuing operations was $122 million, or $1.53 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items in both periods.)

As a result of the pending sale of Ashland Water Technologies, that commercial unit’s results have been excluded from continuing operations. However, certain costs previously allocated to Water Technologies remain in continuing operations for all periods and are classified within Ashland's selling, general and administrative expenses. On this basis and for the remainder of this news release, financial results exclude the effect of key items in the current and prior-year quarters. Ashland’s results as compared to the year-ago quarter were as follows:
•	Volumes increased 3 percent;
•	Sales were flat;
•	Operating income decreased 7 percent to $183 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 6 percent to $272 million; and
•	EBITDA as a percent of sales decreased 110 basis points to 17.6 percent.

“Despite the year-over-year comparisons, we were encouraged by our overall performance in the second quarter, as two of our three commercial units, Ashland Performance Materials and Valvoline, posted growth in both sales and profitability,” said James J. O’Brien, Ashland chairman and chief executive officer. “In addition, we saw good sequential improvement, with better-than-expected results across all three commercial units. Within Ashland Specialty Ingredients, sales rose a healthy 11 percent when compared to the December quarter thanks to growth in our core divisions, while EBITDA margin returned to the 20 percent level. Performance Materials reported strong volume gains in both adhesives and composites, as well as significantly improved performance within elastomers. Valvoline reported a record second quarter in operating income, with good growth in lubricant volumes and sales, as well as improved product mix.”

Business Segment Performance
In order to aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Specialty Ingredients reported mixed results on a year-over-year basis. Overall volume rose 3 percent. Volumes in the consumer-focused product lines – including personal care, pharmaceutical and nutrition – increased 3 percent. This performance was driven by product innovation and higher demand in Latin America and Europe. In the industrial-focused product lines – including coatings, construction, energy and related areas – volumes remained flat year-over-year, primarily due to lower guar volumes and capacity constraints within Ashland’s cellulosics manufacturing base. Sales totaled $662 million, a decline of 3 percent when compared to a year ago due to lower sales of guar and intermediates and solvents. EBITDA declined 13 percent, to $136 million, while EBITDA margin fell 240 basis points, to 20.5 percent. On a sequential basis, Specialty Ingredients’ results were better than expected, with growth beginning to return to the core divisions. Volumes climbed 14 percent from the December quarter, while sales grew 11 percent and EBITDA margin rose 210 basis points.

Performance Materials turned in another solid performance, with good growth in adhesives and composites and a marked improvement within elastomers. Overall volumes rose 4 percent versus prior year while sales rose 2 percent to $380 million. The adhesives and composites divisions continued their solid performances, with adhesives volume up 9 percent and composites rising 3 percent. Adhesives’ gains were driven by growing customer demand for Performance Materials’ innovative product platforms, particularly within the transportation and packaging and converting markets. Composites reported another strong performance, especially in China, due to increased penetration of building and construction and transportation markets. Elastomers showed considerable improvement over prior year as both volumes and margins increased, driven primarily by raw material costs moderating. Overall EBITDA increased 30 percent to $43 million. EBITDA margin increased 250 basis points to 11.3 percent, driven by gross profit improvement. In early April, Ashland announced a definitive agreement to sell its ASK Chemicals joint venture headquartered in Hilden, Germany, for approximately €257 million. The transaction is expected to close prior to the end of September.

Ashland Consumer Markets (Valvoline) reported a record second quarter in operating income. Total lubricant volumes increased 1 percent and operating income increased 3 percent year-over-year. Same-store sales at company-owned Valvoline Instant Oil ChangeSM grew 5 percent year-over-year, driven by increased oil changes per day, average ticket price and total number of oil changes. Lubricant volume from Valvoline’s International business rose 9 percent. The Do-It-Yourself (DIY) channel reported continued improvement in product mix, with premium-branded lubricant sales increasing 8 percent. Overall sales increased 2 percent versus prior year to $503 million. Valvoline’s EBITDA rose 2 percent, to $90 million, and EBITDA as a percent of sales was 17.9 percent, an increase of 10 basis points versus the year-ago quarter.

Ashland announced the pending sale of Water Technologies in February. Accordingly, Water Technologies’ results are now reported within discontinued operations. The results described in this paragraph reflect the business as it has been historically reported and are provided for comparative purposes only. Water Technologies’ sales totaled $431 million, a 2 percent increase from prior year. Overall EBITDA increased 8 percent, to $42 million, while EBITDA as a percent of sales rose 50 basis points to 9.7 percent. As previously disclosed, Ashland expects to complete the sale of Water Technologies to Clayton, Dubilier & Rice for $1.8 billion in cash by the end of September.

Ashland’s effective tax rate for the March 2014 quarter was 15.4 percent, which was lower than expected. This was driven by reserve releases for certain foreign tax audits. Excluding these, the effective tax rate would have been 21 percent. Ashland now expects its effective tax rate for the full 2014 fiscal year to be approximately 21 percent.

Global Restructuring Update
O’Brien said Ashland has made good progress in its global restructuring. To date, the company has identified approximately $200 million in annualized cost savings opportunities. Among the actions taken to date:

•	Approximately 800 employees will leave the company by the end of calendar 2014 through either a voluntary severance program or job elimination.
•
In addition, Ashland is continuing to develop plans for substantially reducing certain external support services and for moving a significant number of jobs to existing, lower-cost regional centers of excellence.

•	Most of the company’s previously centralized supply chain organization has been integrated into the commercial units.
•	As of April 1, 2014, the adhesives and intermediates and solvents divisions have been realigned within Specialty Ingredients and Performance Materials.

On a run-rate basis, Ashland expects to achieve more than half of the annualized cost savings by the end of the 2014 fiscal year, and substantially all of the savings by the end of the second quarter of fiscal 2015.

“I am pleased with the progress we are making in our global restructuring, particularly as we have identified cost savings opportunities at the top end of our targeted range of $150-$200 million. We intend to take a disciplined approach not only to capturing those savings, but also to sustaining them. When complete, this restructuring should fundamentally improve Ashland’s underlying cost structure, enhance our competitiveness and better position Ashland to achieve EBITDA margins consistent with the top quartile of our specialty chemicals peer group,” said O’Brien.

Summary
Looking ahead to the second half of the fiscal year, O’Brien said he is optimistic about Ashland’s business.

“We have more work to do in driving growth and removing costs from our businesses, but we have a clear plan in place and I am confident that we will be able to execute against it. The benefits of our global restructuring should begin to ramp up as we move through the year. At the same time, we are encouraged by some of the positive trends we are seeing within our business, particularly as we head into the second half of the year, which is our seasonally stronger period,” O’Brien said.

Conference Call Webcast
Ashland will host a live webcast of its second-quarter conference call with securities analysts at 9 a.m. EDT Thursday, May 1, 2014. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Valvoline.
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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the sale transactions involving Ashland Water Technologies and the ASK joint venture and the potential sale transaction involving the elastomers division (including the possibility that the transactions may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction); the global restructuring program (including the possibility that Ashland may not achieve the anticipated revenue and earnings growth, cost reductions, and other expected benefits from the program); and, Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.  Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q for the quarter ended March 31, 2014, is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2014	2013	2014	2013

Sales	$1,545	$1,550	$2,977	$2,998
Cost of sales	1,168	1,124	2,216	2,176
GROSS PROFIT	377	426	761	822
Selling, general and administrative expense	370	228	605	466
Research and development expense	36	30	63	53
Equity and other income (loss)	(35)	16	(14)	29
OPERATING INCOME (LOSS)	(64)	184	79	332
Net interest and other financing expense	41	145	83	189
Net gain on divestitures	1	7	6	7
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(104)	46	2	150
Income tax expense (benefit)	(43)	(2)	(25)	21
INCOME (LOSS) FROM CONTINUING OPERATIONS	(61)	48	27	129
Income from discontinued operations (net of income taxes) (a)	17	5	39	25

NET INCOME (LOSS)	$(44)	$53	$66	$154

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$(0.78)	$0.61	$0.35	$1.60
Income from discontinued operations	0.21	0.05	0.49	0.32
Net income (loss)	$(0.57)	$0.66	$0.84	$1.92

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	78	80	79	80

SALES
Specialty Ingredients	$662	$682	$1,260	$1,304
Performance Materials	380	374	728	719
Consumer Markets	503	494	989	975
	$1,545	$1,550	$2,977	$2,998

OPERATING INCOME (LOSS)
Specialty Ingredients	$61	$87	$106	$159
Performance Materials	(35)	21	(15)	35
Consumer Markets	81	79	156	145
Unallocated and other (a)	(171)	(3)	(168)	(7)
	$(64)	$184	$79	$332

(a)
The discontinued operations caption for each period includes the direct results of the Water Technologies business. Due to its expected sale, the direct results of the business have been presented as discontinued operations for each period presented in accordance with U.S. GAAP. Certain costs previously charged to the Water Technologies business have been included in Unallocated and other as the costs relate to indirect corporate cost allocations previously charged to this business.

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	March 31	September 30
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$491	$346
Accounts receivable	1,150	1,113
Inventories	773	758
Deferred income taxes	108	107
Other assets	121	62
Held for sale (a)	499	487
Total current assets	3,142	2,873

Noncurrent assets
Property, plant and equipment
Cost	4,222	4,181
Accumulated depreciation	1,756	1,674
Net property, plant and equipment	2,466	2,507

Goodwill	2,717	2,709
Intangibles	1,388	1,437
Asbestos insurance receivable	432	437
Equity and other unconsolidated investments	174	213
Other assets	533	552
Held for sale (a)	1,336	1,360
Total noncurrent assets	9,046	9,215

Total assets	$12,188	$12,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$401	$308
Current portion of long-term debt	-	12
Trade and other payables	646	714
Accrued expenses and other liabilities	521	499
Held for sale (a)	186	194
Total current liabilities	1,754	1,727

Noncurrent liabilities
Long-term debt	2,949	2,947
Employee benefit obligations	1,215	1,110
Asbestos litigation reserve	708	735
Deferred income taxes	363	369
Other liabilities	550	548
Held for sale (a)	79	99
Total noncurrent liabilities	5,864	5,808

Stockholders’ equity	4,570	4,553

Total liabilities and stockholders' equity	$12,188	$12,088

(a)	Primarily relates to assets and liabilities of the Water Technologies business that have qualified for held for sale classification in accordance with U.S. GAAP.

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2014	2013	2014	2013
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income (loss)	$(44)	$53	$66	$154
Income from discontinued operations (net of income taxes)	(17)	(5)	(39)	(25)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	95	87	183	178
Debt issuance cost amortization	3	52	7	57
Purchased in-process research and development expense	9	4	9	4
Deferred income taxes	(1)	(2)	(4)	(5)
Equity income from affiliates	(7)	(8)	(14)	(13)
Distributions from equity affiliates	-	-	6	5
Gain from sale of property and equipment	-	-	-	(1)
Stock based compensation expense	9	8	17	16
Net gain on divestitures	(1)	(7)	(6)	(7)
Impairment of equity method investment	46	-	46	-
Losses on pension plan remeasurement	105	-	105	-
Change in operating assets and liabilities (a)	(22)	(56)	(182)	(160)
Total cash provided by operating activities from continuing operations	175	126	194	203

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(51)	(54)	(96)	(94)
Proceeds from disposal of property, plant and equipment	4	1	4	3
Purchase of operations - net of cash acquired	(2)	-	(2)	-
Proceeds (uses) from sale of operations or equity investments	1	(1)	6	(2)
Total cash used by investing activities from continuing operations	(48)	(54)	(88)	(93)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	2,320	-	2,320
Repayment of long-term debt	-	(2,475)	(12)	(2,518)
Proceeds from short-term debt	87	108	93	113
Debt issuance costs	-	(36)	-	(36)
Cash dividends paid	(26)	(18)	(53)	(36)
Proceeds from exercise of stock options	-	-	1	1
Excess tax benefits related to share-based payments	3	2	6	4
Total cash provided (used) by financing activities from continuing operations	64	(99)	35	(152)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	191	(27)	141	(42)
Cash provided (used) by discontinued operations
Operating cash flows	13	17	20	5
Investing cash flows	(9)	(12)	(15)	(21)
Effect of currency exchange rate changes on cash and
cash equivalents	1	2	(1)	3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	196	(20)	145	(55)
Cash and cash equivalents - beginning of period	295	488	346	523
CASH AND CASH EQUIVALENTS - END OF PERIOD	$491	$468	$491	$468

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$66	$65	$131	$131
Performance Materials	19	12	33	28
Consumer Markets	9	9	17	17
Unallocated and other	1	1	2	2
	$95	$87	$183	$178
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$32	$29	$63	$56
Performance Materials	7	11	12	15
Consumer Markets	7	7	13	12
Unallocated and other	5	7	8	11
	$51	$54	$96	$94

(a)	Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2014	2013	2014	2013
SPECIALTY INGREDIENTS
Sales per shipping day	$10.5	$10.8	$10.1	$10.4
Metric tons sold (thousands)	103.8	100.7	195.8	189.6
Gross profit as a percent of sales (a) (b)	30.2%	30.5%	29.2%	30.7%
PERFORMANCE MATERIALS
Sales per shipping day	$6.0	$5.9	$5.8	$5.7
Metric tons sold (thousands)	136.9	131.5	264.5	256.1
Gross profit as a percent of sales (a)	13.1%	14.6%	15.0%	15.1%
CONSUMER MARKETS
Lubricant sales (gallons)	39.6	39.2	78.2	76.4
Premium lubricants (percent of U.S. branded volumes)	37.1%	34.2%	36.4%	33.5%
Gross profit as a percent of sales (a)	32.1%	31.9%	31.6%	31.0%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)
Gross profit for the six months ended March 31, 2013 includes a loss of $31 million related to certain commoditized guar inventories, as well as income of $22 million related to the settlement of a business interruption insurance claim.  Excluding these two items, the gross profit percentage would have been 31.4%.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended March 31, 2014
	Specialty	Performance	Consumer	Unallocated
	Ingredients	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$-	$(20)	$-	$(67)	$(87)
Impairment of ASK joint venture	-	(46)	-	-	(46)
Impairment of IPR&D assets	(9)	-	-	-	(9)
Losses on pension plan remeasurement	-	-	-	(105)	(105)
All other operating income	70	31	81	1	183
Operating income (loss)	61	(35)	81	(171)	(64)

NET INTEREST AND OTHER FINANCING EXPENSE				41	41

NET GAIN ON DIVESTITURES				1	1

INCOME TAX EXPENSE (BENEFIT)
Key items				(80)	(80)
Discrete items				15	15
All other income tax expense				22	22
				(43)	(43)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$61	$(35)	$81	$(168)	$(61)

	Three Months Ended March 31, 2013
	Specialty	Performance	Consumer	Unallocated
	Ingredients	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$-	$-	$(6)	$(6)
Foreign tax assessment	-	-	-	(2)	(2)
Impairment of IPR&D assets	(4)	-	-	-	(4)
All other operating income	91	21	79	5	196
Operating income (loss)	87	21	79	(3)	184

NET INTEREST AND OTHER FINANCING EXPENSE
Interest rate swaps termination charge				52	52
Accelerated debt issuance and other costs				47	47
All other interest and other financing expense				46	46
				145	145

NET GAIN ON DIVESTITURES				7	7

INCOME TAX EXPENSE (BENEFIT)
Key items				(37)	(37)
Discrete items				1	1
All other income tax expense				34	34
				(2)	(2)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$87	$21	$79	$(139)	$48

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
Free cash flow (a)	2014	2013	2014	2013
Total cash flows provided by operating activities
from continuing operations	$175	$126	$194	$203
Adjustments:
Additions to property, plant and equipment	(51)	(54)	(96)	(94)
Payment resulting from termination of interest rate swaps (b)	-	52	-	52
Free cash flows	$124	$124	$98	$161

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).
(b)	Since payment was generated as a result of financing activity, this amount has been included within this calculation.

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2014	2013
Net income (loss)	$(44)	$53
Income tax benefit	(43)	(2)
Net interest and other financing expense	41	145
Depreciation and amortization (a)	88	87
EBITDA	42	283
Income from discontinued operations (net of income taxes)	(17)	(5)
Operating key items (see Table 5)	247	12
Adjusted EBITDA	$272	$290

Adjusted EBITDA - Specialty Ingredients
Operating income	$61	$87
Add:
Depreciation and amortization	66	65
Key items (see Table 5)	9	4
Adjusted EBITDA	$136	$156

Adjusted EBITDA - Performance Materials
Operating income (loss)	$(35)	$21
Add:
Depreciation and amortization (a)	12	12
Key items (see Table 5)	66	-
Adjusted EBITDA	$43	$33

Adjusted EBITDA - Consumer Markets
Operating income	$81	$79
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$90	$88

(a)	Depreciation and amortization excludes accelerated depreciation of $7 million for Performance Materials for the three months ended March 31, 2014, which is displayed as a key item within this table.